Exhibit 99.3

Balance sheet 31.12.2013

(in thousands of Euro)	31 December 2013 Consolidated Lauro 57 IFRS	Deconsolidation Lauro 57	31 December 2013 Consolidated Euticals	ADJ R&D	31 December 2013 Consolidated Euticals ADJ
Intangible assets	116,282	(91,841)	24,441	(7,233)	17,208
Tangible assets	86,426	0	86,426		86,426
Deferred tax assets	6,299	-	6,299	2,291	8,590
Other non-current assets	1,844	(0)	1,844		1,844
Total non-current assets	210,851	(91,841)	119,010	(4,942)	114,069
Inventories	73,479	(1)	73,478		73,478
Trade receivables	50,198	(172)	50,026		50,026
Current tax receivables	1,954	(294)	1,660		1,660
Other current assets	3,541	(0)	3,541		3,541
Cash and cash equivalents	15,148	(2,309)	12,839		12,839
Total current assets	144,320	(2,776)	141,544	-	141,544
Asset of disposal group classified as held for sale	1,624	-	1,624		1,624
Total assets	356,795	(94,617)	262,178	(4,942)	257,236
Share capital	50,000	(15,629)	34,371		34,371
Share premium reserve	167,500	(143,109)	24,391		24,391
Other reserves	(10,229)	38,058	27,829		27,829
Profit (loss) carried forward	(20,452)	(11,317)	(31,769)	(4,198)	(35,967)
Profit (loss) for the period	(8,404)	7,366	(1,038)	(744)	(1,782)
Net equity	178,415	(124,631)	53,784	(4,942)	48,843
Non-current financial liabilities	1,552	20,000	21,552		21,552
Liabilities for employees’ benefits	10,126	(0)	10,126		10,126
Non-current provisions for risks and charges	6,449	(0)	6,449		6,449
Other non-current liabilities	-	-	-		-
Deferred tax liabilities	582	0	582		582
Total non-current liabilities	18,709	20,000	38,709	-	38,709
Current financial liabilities	101,783	10,499	112,282		112,282
Trade payables	38,784	(315)	38,469		38,469
Tax payables	3,209	(137)	3,072		3,072
Current provisions for risks and charges	1,325	(0)	1,325		1,325
Other current payables	14,570	(33)	14,537		14,537
Total current liabilities	159,671	10,014	169,685	-	169,685
Total liabilities	178,380	30,014	208,394	-	208,394
Liabilities of disposal group classified as held for sale	-	-	-		-
Total equity and liabilities	356,795	(94,617)	262,178	(4,942)	257,236

Profit & Loss 31.12.2013

(in thousands of Euro)	31 December 2013 Consolidated Lauro 57 IFRS	Deconsolidation Lauro 57	31 December 2013 Consolidated Euticals	ADJ R&D	31 December 2013 Consolidated Euticals ADJ
Revenues	201,809	0	201,809		201,809
Other revenue and income	1,093	(195)	898		898
Total Revenues and incomes	202,902	(195)	202,707		202,707
Raw, ancillary and consumable materials and goods	(90,550)	-	(90,550)		(90,550)
Service costs and costs of third-party assets	(44,947)	361	(44,586)		(44,586)
Employee expenses	(54,978)	-	(54,978)		(54,978)
Other operating expenses	(3,559)	2	(3,557)		(3,557)
Change in inventories	8,868	-	8,868		8,868
Capitalization of internal costs	3,647	(0)	3,647	(3,072)	575
Depreciation, Amortization and Asset value adjustments	(21,998)	7,673	(14,325)	1,973	(12,352)
Total operating costs	(203,517)	8,036	(195,481)	(1,099)	(196,581)
Operating profit	(615)	7,841	7,226	(1,099)	6,126
EBITDA	21,383	168	21,551	(3,072)	18,478
Financial income	8	(3)	5		5
Financial expenses	(6,098)	(600)	(6,698)		(6,698)
Extraordinary Income/ (Expenses)	-	-	-		-
Profit (loss) before taxes	(6,705)	7,238	533	(1,099)	(566)
Income taxes	(1,699)	128	(1,571)	355	(1,216)
Net profit (loss) from operations	(8,404)	7,366	(1,038)	(744)	(1,782)